Exhibit 99.3

Final Transcript

Conference Call Transcript GOT - Q1 2007 Gottschalks Earnings Conference Call Event Date/Time: Jun. 06. 2007 / 4:30PM ET

CORPORATE PARTICIPANTS

Leigh Parrish

Gottschalks - Financial Dynamics

Jim Famalette

Gottschalks - President, CEO

Greg Ambro

Gottschalks - CAO, CFO

CONFERENCE CALL PARTICIPANTS

Mark Montagna

C.L. King - Analyst

Shaun Smolarz

Sidoti & Company - Analyst

PRESENTATION

Operator

Welcome to the Gottschalks Inc., first quarter fiscal 2007 earnings conference call. (OPERATOR INSTRUCTIONS) Any reproduction of this call in whole or in part is not permitted without prior authorization of Gottschalks. As a reminder this conference is being recorded today, Wednesday, June 6, 2007. I would now like to turn the call over to Ms. Leigh Parrish of Financial Dynamics.

Leigh Parrish - Gottschalks - Financial Dynamics

Thank you. Good afternoon. Thank you for joining us today for the Gottschalks conference call. The Company issued its first quarter press release earlier this afternoon. If you haven't received a copy, please call us at Financial Dynamics at 212-850-5600 and we'll send a copy to you, or you can visit the Company's website at www.Gottschalks.com.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear today on the call. During the course of this conference call, management may make projections or other forward-looking statements, regarding, among other things, results deemed to be achievable for fiscal 2007, as well as with respect to trends and comparable store sales performance. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

These factors may include, without limitations risks arising from competition, vendor relations, timely receipt of merchandise, leverage and restrictive covenants in the Company's debt agreements. The Company's ability to turn around or close underperforming stores, the effects of seasonality and weather conditions, changing consumer trends and preferences. The Company's ability to manage and minimize healthcare, pension, and worker's comp benefit costs, energy costs and insurance costs, dependence on key personnel and general labor conditions, as well as events, war, or terrorism and general economic and market conditions. We urge you to review the factors discussed under the caption risks related to the business in the Company's most recent annual report on Form 10-K, as well as other documents which have been filed with the SEC. In light of these risks and uncertainties there can be no assurance that the forward- looking statements made in this conference call will, in fact, be realized. And now, I would like to turn the call over to Mr. Jim Famalette, President and CEO of Gottschalks.

Jim Famalette - Gottschalks - President, CEO

Thank you, Lee. Good afternoon, everyone. Thanks for joining us today. On the call with me today is Greg Ambro, our Chief Administrative and Financial Officer. I will very briefly discuss our first quarter performance and then Greg will review the details of our financial results for the quarter. I will then have some closing remarks, after which we will both be available for any questions you might have.

Our performance in the first quarter reflects a continuation of the trends we experienced in the second half of last year. Solid trends in our core merchandise category during quarter were offset by continued challenges in our home store merchandise, particularly the textile area. While we continue to experience soft home store merchandise sales we were pleased with the sales performance of furniture and mattresses. Sales in this category were basically even with the first quarter of last year, despite a slowing housing market.

During the quarter we continued to take a proactive approach to refining our merchandise and marketing strategies for our home departments. As we aim to offer products that correlate with current trends. We also remained on track in our plans to reposition merchandise in our stores, to have a more appropriate balance between soft lines and our home store merchandise. To focus additional floor space on our core merchandise categories where we are experiencing success. This repositioning is taking somewhat longer than we had originally planned, however, we concluded the first quarter with our home store product inventory 5% below the level of the comparable period last year. We continue to expect that our proactive approach will be beneficial to our top and bottom lines in the future.

Though we experienced a more challenging sales environment, we remain encouraged by the consistent success of our key merchandise categories in line with the results of the past year, our best performing merchandise categories includes shoes, better sportswear, and special sizes. We are also very pleased with the performance of dresses this season, as consumers are responding positively to that merchandise in the category. As many of you are aware, earlier this quarter, we signed a new and enhanced multi year agreement with HSBC retail services to operate our proprietary credit card business. During the quarter we were pleased to have been able to increase our net credit revenue from this partnership as expected. The credit card program has been a significant driver of sales and profit for Gottschalks historically and we expect that to continue going forward.

Our credit card operations not only help us offer superior service and drive customer loyalty but also provide insight into buying patterns, which enhances our sales and marketing efforts. Last fiscal year, approximately 42% of our sales were done through our proprietary credit card. We continued to see increased penetration of our credit card in the first quarter of this year, with an increase of 1.5%. Given our track record of success, and the terms of the new agreement, we anticipate that we can achieve additional sales growth and even greater customer penetration in the remainder of the year.

With regard to our operating margin, our gross margin was impacted by the softer sales, however, we are very pleased to have reduced our SG&A as a percentage of sales for the quarter, despite higher professional fees. As we maintained our commitment to expense management. Due to our ability to control costs and leverage our expenses we achieved bottom line results in line with our expectations for the quarter. Overall, we are pleased with the progress we made in the first quarter and certain areas of our business while we remain focused on further improvements to our performance over the remainder of the year. And now I would like to turn the call over to Greg for a review of the details of our financial results for the quarter and the year-to-date. Greg?

Greg Ambro - Gottschalks - CAO, CFO

Thanks, Jim and good afternoon, everyone. Now I will review our financial results for the first quarter in detail. Same store sales decreased 0.8% for the first quarter of 2007. Total sales for the first quarter decreased to $141.8 million, compared to total sales of $143.5 million in the first quarter of fiscal 2006. Total gross margin for the first quarter decreased to 32.9% in 2007, versus 33.2% last year. This reduction was primarily due to the lower than expected sales volume. SG&A as a percent of sales for the quarter was 34.8%, compared to 35% in the same period of fiscal 2006.

As Jim noted we are pleased to have reduced our SG&A as a percent of sales due to our focus on expense management. We were able to achieve this improvement despite increased professional fees related to our exploration of strategic alternatives, as well as high fuel costs which have continued to increase our distribution costs for transporting merchandise to the stores, as well as increasing our costs in supplies and utilities. Interest expense for the quarter increased slightly to $2.6 million from $2.2 million in the prior year's quarter. We recorded a net loss for the first quarter of $4.7 million or $0.34 per diluted share, compared to a net loss of $4 million or $0.30 per diluted share in the first quarter of 2006. Despite lower than anticipated sales for the quarter, our bottom line results were in line with our internal projections. Now I would like to turn the call back to Jim for his comments on recent activities and our focus for the balance of the year.

Jim Famalette - Gottschalks - President, CEO

Thank you, Greg. Looking forward, we will continue to focus on a number of strategic initiatives for the remainder of 2007. These are designed to increase sales, improve our operating performance and position the Company for long-term growth. We remain committed to improving the results of our home store merchandise, we're refining our marking programs for this division, revitalizing our merchandise and hopefully refocusing our assortments to meet our customer's current shopping trends. We continue to believe there's an opportunity to improve the overall performance of this category, but it will take until the fourth quarter to see the full effect of our efforts.

We also planned to continue our emphasis on soft line merchandise categories this year. We believe combining this emphasis on soft lines with our plans to improve the home division will create a better overall mix of merchandise. Additionally we are on target to carry out our plans for refixturing and upgrades in our accessories, shoes, and cosmetic departments in additional stores this year. The refixturing and update and presentation of our shoes and accessory departments, we have completed to date continue to generate strong results.

We're pleased with the positive customer action and momentum we have generated to date in these merchandise areas and look forward to completing upgrades in other key categories of merchandise in the future. We anticipate three ongoing changes will be a positive factor in driving future sales and margin growth. We continue to evaluate and improve our overall store base with two major store remodels in progress at this time. In Clovis, and Hanford, California. We will also maintain our focus on streamlining our store base to improve overall profitability. We will continue to review and monitor every store's overall performance to better assess areas of growth and opportunity.

At the same time we are focusing on our merchandising and store initiatives we will also continue to be committed to key operational initiatives this year. We remain focused on implementing our information technology projects such as our point of sales system upgrades, our PIN pad signature capture and return authorization, which are designed to improve inventory management, enhance our overall operations, and better serve our customers.

Before we turn the call over for your questions I wanted to briefly note again, that as stated in our press release, the Company does not currently intend to disclose further developments or provide updates on the progress or status of the strategic alternatives review process, or of any strategic alternatives under consideration, unless and until the Board of Directors has approved a specific action.

To close, we are optimistic about our future. For the remainder of the year we will focus on our key strategic initiatives, on driving sales, increasing margin, further refinement of our merchandise strategies, enhancing the environment of our stores, improving inventory management, maintaining our expense controls all while building our systems and infrastructure that we will believe will benefit our long-term profitability. That does conclude our formal remarks for today. We will now turn the call over to the operator to take any questions you might have. Operator?

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Mark Montagna from C.L. King.

Mark Montagna - C.L. King - Analyst

A few questions. First, I just wanted to verify the date of your annual meeting, the date and time?

Jim Famalette - Gottschalks - President, CEO

I believe it is June 21. It's generally at 10:00.

Mark Montagna - C.L. King - Analyst

Okay. Is that going to be webcast?

Jim Famalette - Gottschalks - President, CEO

I don't believe so.

Mark Montagna - C.L. King - Analyst

Okay. Is it possible that you are going to give any sort of clarity on the strategic alternatives on that date, like, do you have any target for that -- for that particular meeting?

Jim Famalette - Gottschalks - President, CEO

Mark, our goal is to be completely thorough in the review of the strategic alternatives for the benefit of all our shareholders. Therefore there is no specific completion date or deadline for the process.

Mark Montagna - C.L. King - Analyst

All right. Then just looking at the first quarter, when you -- your margins sound like they were actually quite good if you exclude the home department. Is there a way of telling us what your gross margin would have been, if you didn't have to deal with home or let's say home was on a more normalized basis.

Jim Famalette - Gottschalks - President, CEO

I don't have the information available. I will say that the penetration overall of the total company sales for the hardline business was, again, below last year's. Basically what you have is the mix continues to change. Ultimately, we will make up that difference in softlines and the marginal benefit from that. But we are still in the process of that turn around occurring.

Mark Montagna - C.L. King - Analyst

All right. Can you tell us what percent of total sales the home department represented for the first quarter.

Jim Famalette - Gottschalks - President, CEO

It was approximately 16.5%.

Mark Montagna - C.L. King - Analyst

Okay.

Jim Famalette - Gottschalks - President, CEO

And the previous year it was a little over 18%.

Mark Montagna - C.L. King - Analyst

Okay. Then just regarding SG&A, it's impressive that it was down. I'm wondering what types of expense items were you able to better control in spite of the fact that fuel-related expenses were up and then you had professional fees. Were there certain big items that you were able to eliminate?

Greg Ambro - Gottschalks - CAO, CFO

Well, one of -- this is Greg Ambro. One of the big areas that we have continued to see improvement year-over-year now is in the fringe benefits, workers' compensation area where between the new laws in California fully being implemented, the benefit of those laws being felt. Then we continue to see our reserves for workers' comp come down. As well as in some other supply expenses and some other categories, but primarily it was in the benefits area.

Mark Montagna - C.L. King - Analyst

Okay. Just regarding the tech project. You have got the POS, PIN pad and return authorization. Wondering what the costs related to that are for this year, and are all of those going to be completed by year end?

Greg Ambro - Gottschalks - CAO, CFO

That's what we are planning. The POS rollout, we have about 43 of our 59 stores completed and over the next several months we hope to complete the balance of those. The PIN pad, which would be basically allowing us to accept debit cards is on schedule and on track for fourth quarter implementation for holiday. And return authorization, we are pushing for the after holiday impact of returns. So at the moment, we are still on target for full implementation this year.

Mark Montagna - C.L. King - Analyst

Can you give us an estimated cost for that? Because I'm assuming that costs obviously would go away next year.

Greg Ambro - Gottschalks - CAO, CFO

Well, in terms of the CapEx, the combined projects are several million dollars of our approximately 15 to $16 million CapEx spend.

Mark Montagna - C.L. King - Analyst

Okay. What about the labor and payroll to install it? Does that fall under CapEx?

Greg Ambro - Gottschalks - CAO, CFO

Yes, for new projects and for new software development, that would be capitalized labor.

Mark Montagna - C.L. King - Analyst

Okay. Then just reverting back to actually the home department, can you tell us what exactly are you doing right now? You're, I'm assuming trying to flush out certain merchandise. So what are you trying to flush out? What are you looking to keep? Perhaps what merchandise might expand under your new home department? And when do you expect this whole process to be finished? I think before, you said, perhaps Thanksgiving.

Jim Famalette - Gottschalks - President, CEO

Well, let me answer the last question first. As I related in the release, I believe it will be the fourth quarter. So we think we will start to see the mitigation of this drop by the fourth quarter. As far as the profits, it's a very extensive process. There are several, what we call divisional subdivisions within the overall hardline business. One of them we related to was a big ticket, which is furniture and mattresses, which I'm pleased to see has been able to start holding its own. Despite, of course, as we are all aware of a fairly soft housing market we are all experiencing. The most difficult business is in textiles, that's what we will refer to as domestics, top of bed, items such as that. I'm sure most of you are aware that even Bed, Bath & Beyond seems to be experiencing some difficulty in the merchandise area such as that. So what the process entails is really going through category, by category, trying to define where the businesses still have strength, even those businesses that are not doing as well as we would like. Finding out what is doing the best in those areas.

In some cases it's a narrower and deeper assortment, in other areas, it may mean that we have to shift dollars into different categories. Examples would be fine China, a business that's been down trending, how fast you switch over to casual lifestyle dinnerware and how effectively that's done at the store level. So it's a fairly intensive program and that's one of the reasons I feel that we probably won't see it until the fourth quarter. We are probably going to continue to have our trials and tribulations in the next four or five months. We are starting to see some light at the end of the tunnel, though in some areas. Our housewares area is bouncing back. There isn't a lot of key items out there, believe it or not. We are seeing some very strong response in a category that we do very well, which is called "As seen on TV". There's a lot of great products and if we can chase after those key item products they will support that business while we make these changes. But definitely, the textiles area is the ones that will take the most work.

Mark Montagna - C.L. King - Analyst

So it's fair to say that we are probably going to see gross margin pressure first, second and the third quarters from the home department?

Jim Famalette - Gottschalks - President, CEO

We are absolutely hoping our soft line guys can step up to the plate here and give us some more of what we need while we go through the process.

Mark Montagna - C.L. King - Analyst

Okay. Is there a way of estimating how much the inventory will be down by the time you start the fourth quarter in the home department, where you are adjusted to where you think you should be?

Jim Famalette - Gottschalks - President, CEO

We are actually finalizing new fourth quarter plans as we speak. So suffice it to say, it will definitely be down, but as we referred to even at this early juncture, in our process, we are down 5% as we finish the first quarter. I would anticipate that we will see an increase -- excuse me, a decrease more significant than that by the time we get to the fourth quarter. But we will also, remember, be shifting those dollars to some extent. So what might have been a textiles inventory may shift into a housewares or a gift item. That's a process, again, I'm really not at a point where I can quantify that.

Mark Montagna - C.L. King - Analyst

What about the square footage? How much could that be scaled back and shifted out to other departments?

Jim Famalette - Gottschalks - President, CEO

It's really a process underway, store by store. We are working with each store manager to look at his physical space and also determining -- it's not a blanket decision. Each store may have a different use for that additional space. One area could be women's. Another area could be accessories and that's really the process we are going through. Then we have got to get back into that store and help them physically make that adjustment. In some cases that could be more work than others. And as I'm sure most of you are aware, we are still a small shop here. So getting out there to the various locations, covering six or seven states takes some time. So that is a process that's ongoing. We have begun it in several stores already. We have the plans drawn for several more. We are actually also working with a third party outsourcing group to find potential opportunities that could be brought into some of our larger stores, to better utilize some of that space and it may even entail third party consignment with lease business coming into some of those stores. It's again, a fairly extensive program and we will certainly be reporting on it as we go forward the rest of this year.

Mark Montagna - C.L. King - Analyst

Do you think how it ultimately turns out, are you going to need to buy new fixturing for it or are you going to be able to make do with the fixtures you have?

Jim Famalette - Gottschalks - President, CEO

The fixturing is not as critical of an issue. Because in general you're subverting it into top lines business and with the exception of cosmetics and women's accessories, the rest is soft line and it's fairly inexpensive to fixture. Quite frankly, home store is probably the most expensive fixturing other than cosmetics that we deal with. So that should not be a big burden. It's really the changes in potentially wall units or floor coverings or changing aisles. That's where you really can get into the expenses.

Mark Montagna - C.L. King - Analyst

Okay. And then just lastly on the net credit revenue, would you say that your -- are you on track -- it seems like you might be a little bit ahead of what you were hoping for at this point in terms of say the quarterly income on the net credit revenue. Is that fair?

Jim Famalette - Gottschalks - President, CEO

I think it was a very good quarter, considering the sales trend overall was obviously not one we had hoped for, to see an increase in penetration during that quarter, and see what we can do. We are very pleased. We have worked very diligently to create a marketing program for, certainly at this point definitely the rest of the year that will, I believe capitalize on our opportunity here as it pertains to the proprietary card. So, yes, I would say the answer to that is we are very pleased with the first quarter credit card sales. I'm not as pleased with our overall sales, obviously.

Mark Montagna - C.L. King - Analyst

Right.

Jim Famalette - Gottschalks - President, CEO

But we do think that we are on to something that seems to be working well, and we believe that there's a very, very strong opportunity as we get to Q4, where there's obviously a -- is where the majority of the profitability comes from and that quarter generally is a very high credit card penetration. So we think there's a very, very good opportunity as we get to that quarter, learning for two more quarters what we can do to drive that credit card penetration and obviously the reward that will come from that.

Mark Montagna - C.L. King - Analyst

Okay. So now what did you say the credit card penetration was up to now?

Jim Famalette - Gottschalks - President, CEO

The full year of 2000 -- fiscal full year 2006 was just about 42% of sales. In this past quarter, the quarter to quarter comparison, and card penetration was up 1.5%.

Mark Montagna - C.L. King - Analyst

So you are now at 43.5% for the quarter.

Jim Famalette - Gottschalks - President, CEO

No, the quarter itself is a, and again, I don't have it in front of me. I apologize. The quarter itself has a -- each quarter has its own penetration tracking.

Mark Montagna - C.L. King - Analyst

Right.

Jim Famalette - Gottschalks - President, CEO

But for the first quarter itself, that penetration was up 1.5%. Credit card sales were up despite total sales being down. And I should mention also that I believe we mentioned it in the release, we are operating four fewer stores during the first quarter. So that includes having four less stores.

Mark Montagna - C.L. King - Analyst

Okay. And then how about new accounts? I'm assuming that you had a pretty healthy increase in new accounts also.

Jim Famalette - Gottschalks - President, CEO

We are seeing an increase in new accounts. We have incentive programs placed at the store levels.

Mark Montagna - C.L. King - Analyst

Okay. All right. That's great. Thank you for your help.

Operator

We'll take our next question from Shaun Smolarz from Sidoti & Company.

Shaun Smolarz - Sidoti & Company - Analyst

Hi, good afternoon.

Jim Famalette - Gottschalks - President, CEO

Good afternoon.

Shaun Smolarz - Sidoti & Company - Analyst

My first question relates to the balance sheet. I see that the revolver balance increased year-over-year to $91 million, up from $81 million. My question is--What's the maximum that you can borrow on the revolver?

Jim Famalette - Gottschalks - President, CEO

The maximum that we can borrow on the revolver right now is $181 million. And we have within that, obviously, a term loan for about $9 million, and then the reserve in there. Suffice to say that we still have about $45 million to $50 million worth of available borrowing that we could tap if needed. And the increase in the borrowing is just a shift in inventory buildup. This year last year -- remember, also, that we had because of the 53rd week, we have a financial shiftable week and that also impacts the flow of inventory TYLY.

Shaun Smolarz - Sidoti & Company - Analyst

Are you comfortable with your current level of financing?

Jim Famalette - Gottschalks - President, CEO

Oh, absolutely. We have -- we have not really, I believe dipped below $40 million in available, but not used financing for the past year and a half to two years.

Shaun Smolarz - Sidoti & Company - Analyst

Could you discuss at all your real estate portfolio and perhaps what your intentions are to do with it?

Jim Famalette - Gottschalks - President, CEO

From the standpoint of the existing stores.

Shaun Smolarz - Sidoti & Company - Analyst

Right, in terms of the real estate where you own six stores outright and--?

Jim Famalette - Gottschalks - President, CEO

There really isn't any plan to do anything. Obviously we own our stores. They are all financed within the GE revolver at this point in time. And there's no plan to do anything at all but to continue operating.

Shaun Smolarz - Sidoti & Company - Analyst

And how about the land around the distribution center?

Jim Famalette - Gottschalks - President, CEO

Still no plans there either.

Shaun Smolarz - Sidoti & Company - Analyst

My next question is, in the press release from today, it says that the bottom line results were in line with internal projections. Could you provide any guidance for the second quarter or for the full year in terms of what the internal projections are?

Jim Famalette - Gottschalks - President, CEO

Shaun, we don't anticipate providing any year-end earnings guidance until after the strategic alternative process.

Shaun Smolarz - Sidoti & Company - Analyst

Okay.

Jim Famalette - Gottschalks - President, CEO

And at that time, we will provide based on the knowledge we will be able have to put something together.

Shaun Smolarz - Sidoti & Company - Analyst

If I remember correctly, on the last earnings release, what you guidance provided was for same store sales to increase about 1% for the year. Are you still on track for that?

Jim Famalette - Gottschalks - President, CEO

Well, obviously in the first quarter, we did not meet that expectation, but that is still our anticipated achievement for the rest of the year. As I mentioned to the caller earlier, we feel a lot of the opportunities will come in the second half of the year as we put all of this merchandising change together and see the fruits of our labor.

Shaun Smolarz - Sidoti & Company - Analyst

In terms of home division, you mentioned earlier in your comments that home division will take you a little longer to rebalance. Could you elaborate as to why it's taking longer than expected.

Jim Famalette - Gottschalks - President, CEO

Well, again, as I mentioned earlier, it's a fairly extensive process when you start literally going through every subdivision and trying to decide what stays, what goes, how much space you need in each store. It's a very large task. It would be simpler if it was easy to pinpoint the issue in one small area and we just change that area. The other side of that process is that home products generally is purchased further out and is not as easily changed as apparel may in some cases. So this is going to be a complete process. We're going to do it as best as we can and we don't want to over react and make a mistake that we have to respond to again in six months. We are doing it at a very diligent rate with a lot of input from a lot of people. As I said, we are using in some cases, outsource assistance to do this. I think ultimately as we get to the fourth quarter of the year, we are going to have a better store, a better merchandise mix and an opportunity to really benefit when the largest volume comes to the store.

Shaun Smolarz - Sidoti & Company - Analyst

Could you discuss any more detail in terms of like a home division or a home department, like the new marketing strategies, that you have in the back half of the year?

Jim Famalette - Gottschalks - President, CEO

Again, it will be based on the product itself. The Company has also just recently brought on some outside assistance for its creative marketing and that too will start to show itself, I believe, beginning in November. So we are very excited about that. We feel that, again, to be as effective as possible, against the national competition, that we deal with every day, we need to have an absolutely strong base of marketing message to send. So this is all part of the package that's being put together. I can assure you, we would love to accelerate it and have it happen overnight, but again, we are going to do it the right way and make sure that when we get there it's ready to roll.

Shaun Smolarz - Sidoti & Company - Analyst

In terms of the marketing, is it more newspaper advertising and circulars or is broadcast and some advertising?

Jim Famalette - Gottschalks - President, CEO

The group that will be assisting us is actually in charge of our creative marketing. At this point in time, I really don't have a decision for you on that process. We are in the beginning discussions created with this group and hopefully, as I said, by the time we get to the fourth quarter, it will be very clear.

Shaun Smolarz - Sidoti & Company - Analyst

How is the River Park store performing relative to the chain average?

Jim Famalette - Gottschalks - President, CEO

Stores continued to do well and we have seen, again, those core business areas really be the drivers of that store. Recently, that is one store where we recently reduced the home square footage and increased square footage for several other soft lines.

Shaun Smolarz - Sidoti & Company - Analyst

And my last question relates to new store expansion. Earlier it was mentioned that you plan to open two new stores in fiscal 2008. Are you continuing to evaluate additional opportunities for store opening?

Jim Famalette - Gottschalks - President, CEO

Yes, as a matter of fact, we just returned from the ICSC convention in Las Vegas where we dealt with a great deal of developers. We have several letters of intent that we are working on and hopefully we will have Board approval shortly and move forward with those projects as that occurs we will announce them individually.

Shaun Smolarz - Sidoti & Company - Analyst

Will those projects also be for 2008?

Jim Famalette - Gottschalks - President, CEO

There may be some in 2008 and certainly there will be some for 2009.

Shaun Smolarz - Sidoti & Company - Analyst

Okay. Sounds very good. Thank you very much.

Jim Famalette - Gottschalks - President, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS) We'll take our next question from Mark Montagna, C.L. King.

Mark Montagna - C.L. King - Analyst

Just a follow-up question related to the real estate. Would you say that your demand is -- the demand for your concept, being in say, a local strip center or mall, has that increased or is that pretty much the same as it was when your River Park initially opened.

Jim Famalette - Gottschalks - President, CEO

Mark, I would say, based on the response and the interest we had in the ICSC convention, it has increased. The reason for that is obviously the opportunities for mall-driven locations have significantly decreased and, in fact, are almost nil in the Western United States.

Mark Montagna - C.L. King - Analyst

Okay.

Jim Famalette - Gottschalks - President, CEO

But lifestyle centers or concepted such as that and I guess in this day and age, a lot of people referring to lifestyle centers, I'm not sure they are all technically a lifestyle center. Our two prototypes we are working with which is 55,000, and 75,000 square foot stores seem to be very appropriate for these types of centers. So we have a good deal of interest. We are talking to more than 20 potential locations over the next three years. It seems to be very active.

Mark Montagna - C.L. King - Analyst

When you say more than 20, is that that you are negotiating with more than 20 or you could actually pull off 20.

Jim Famalette - Gottschalks - President, CEO

We are reviewing over 20 sites. What we'll end up doing, that is still to be determined.

Mark Montagna - C.L. King - Analyst

Okay. Now you said two in fiscal year '08 with these retail calendars. Do you mean year ending January 2008 or are you talking to calendar year 2008?

Jim Famalette - Gottschalks - President, CEO

They would be in the calendar year of 2008, more than likely in the second half of calendar year 2008.

Mark Montagna - C.L. King - Analyst

Do you have any closures on schedule?

Jim Famalette - Gottschalks - President, CEO

At this point in time, we have none announced but we are reviewing all the locations and we'll obviously make any announcements as we go forward, if there is any.

Mark Montagna - C.L. King - Analyst

Okay. What's your account of the smaller type stores do you have? Is it?

Jim Famalette - Gottschalks - President, CEO

I believe we have four.

Mark Montagna - C.L. King - Analyst

Okay. Then, let's see, the last question I had, is there any way of telling us, what the costs are related to the accountants, I-bankers and legal fees related to your strategic alternatives, what does that cost and how much does that hurt earnings?

Jim Famalette - Gottschalks - President, CEO

At this point in time, I don't have the specifics of that, we do not intend to call that information out specifically at this point.

Mark Montagna - C.L. King - Analyst

Okay. All right. That is all I have.

Jim Famalette - Gottschalks - President, CEO

Thank you.

Mark Montagna - C.L. King - Analyst

Thanks.

Operator

Thank you. That concludes our question-and-answer session today. I will now turn the call over to Gottschalks management team for any concluding comments they might have. Mr. Famalette.

Jim Famalette - Gottschalks - President, CEO

Thank you, operator. We would like to thank you all again for joining us today. If you do have any questions, or follow-up, feel free to contact Greg or me. Thanks again, and have a great afternoon or evening.

Operator

Ladies and gentlemen, that concludes our conference call for today. You may all disconnect, and thank you for participating.

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